EXHIBIT 12(B)


                           TEXAS UTILITIES ELECTRIC COMPANY


            COMPUTATION OF RATIO OF EARNINGS TO FIXED
                 CHARGES, AND TO FIXED CHARGES

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                   ----------------------
                                         3/97          1996        1995
                                         ----          ----        ----

           EARNINGS:                                THOUSANDS OF DOLLARS,
                                                        EXCEPT RATIOS

            Net income                $ 852,921    $ 862,695    $ 452,631

            Add:  Total federal         388,983      405,499      219,953
                  income taxes

                Fixed charges
                   (see detail
                   below)               640,147      649,295      655,678
                                    -----------  -----------  -----------

                 Total earnings     $ 1,882,051  $ 1,917,489  $ 1,321,262
                                    ===========  ===========  ===========


           FIXED CHARGES:

            Interest on mortgage      $ 475,513     $486,791    $ 526,977

            Interest on other long       21,734       26,456       44,071
             -term debt

            Amortization of debt         11,190       11,067        9,959
             discount, (premium)
             and expense

            Amortization of loss on      23,149       22,520       19,547
             reacquired debt

            Other interest charges       47,962       48,872       28,994

            Preferred trust              39,755       33,001        1,801
             securities
             distributions

            Rentals representative       20,844       20,588       24,329
             of the interest factor   ---------    ---------    ---------

                Total fixed charges   $ 640,147    $ 649,295    $ 655,678
                                      =========    =========    =========

           RATIO OF EARNINGS TO
           FIXED CHARGES                   2.94         2.95         2.02
                                           ----         ----         ----



                                          YEAR ENDED DECEMBER 31,
                                         ------------------------
                                    1994            1993          1992
                                    ----            ----          ----

           EARNINGS:

            Net income            $ 658,192      $ 476,526    $ 821,123

            Add:Total federal
                income taxes        342,687        241,740      241,852

                Fixed charges
                (see detail         688,194        715,609      719,644
                below)          -----------    -----------     --------

                Total earnings  $ 1,689,073    $ 1,433,875  $ 1,782,619
                                ===========     ==========  ===========


           FIXED CHARGES:

            Interest on           $ 567,363      $ 610,999    $ 598,235
            mortgage bonds

            Interest on other
            long-term debt           32,183         45,787       54,379

            Amortization of
            debt discount,
            (premium) and
            expense                   8,615          6,493        4,778

            Amortization of
            loss on reacquired
            debt                     17,608         12,471        9,301

            Other interest
            charges                  36,408         10,222       22,123

            Preferred trust              --             --           --
            securities
            distributions

            Rentals
            representative of
            the interest
            factor                   26,017         29,637       30,828
                                     ------         ------       ------

           Total fixed charges    $ 688,194      $ 715,609    $ 719,644
                                  =========      =========    =========


           RATIO OF EARNINGS
           TO FIXED CHARGES            2.45           2.00         2.48
                                       ----           ----         ----